Nelnet Board of Directors Appoints Two New Members
LINCOLN, Neb., Sept. 16, 2026 — Nelnet, Inc. (NYSE: NNI) today announced the appointment of Angie Klein and Ed Pallesen to its board of directors, expanding the board to 10 members. Klein, who recently joined Apple, brings nearly 25 years of consumer marketing and growth leadership from her extensive tenure at Verizon; Pallesen brings over 25 years in financial services and infrastructure investing, including roles at H.I.G. Capital and Goldman Sachs.
“We are pleased to welcome Angie and Ed to the Nelnet board,” said Mike Dunlap, executive chairman of Nelnet. “Both have demonstrated outstanding leadership throughout their careers and bring distinct experiences that will broaden and strengthen the perspectives represented in our boardroom. Their insights will be valuable as we continue building on Nelnet's strong foundation and pursuing opportunities that support our core values and the long-term success of the company.”
Klein currently serves as head of U.S. consumer channels for Apple, leading the company's sales and distribution partnerships with retailers, including Best Buy, Amazon, Walmart, Target and Costco. She previously spent nearly 25 years at Verizon, including as chief content officer and senior vice president of growth marketing and as the inaugural president of Verizon Value, where she led a multi-brand prepaid portfolio serving millions of customers. Klein holds marketing and advertising degrees from the University of Nebraska–Lincoln and is a David Rockefeller Fellow and a fellow of The Marketing Academy. Klein will serve on the Nominating and Corporate Governance, People Development and Compensation, and Compliance committees.
Pallesen has more than 25 years of experience in financial services, including roles at Goldman Sachs Group, Inc. Since 2019, he has served as managing director and global head of infrastructure at H.I.G. Capital, a global middle-market private alternatives investment firm. His areas of investment include, among other areas, digital infrastructure and renewable energy. Pallesen earned his undergraduate degree from Harvard College, an M.Phil. and D.Phil. from Oxford University, where he was a Rhodes Scholar, and a law degree from Harvard Law School. He is a trustee of the University of Nebraska Foundation. Pallesen will serve on the Nominating and Corporate Governance and Risk and Finance committees.
About Nelnet
Nelnet is a diversified company with primary businesses in consumer lending, loan servicing, payments and technology — all with a strong focus on the education space. Headquartered in Lincoln, Neb., Nelnet has more than 5,700 associates. Learn more at Nelnet.com.